Exhibit 10.8

PARTICIPATION AGREEMENT

This Participation Agreement (this “Agreement”) is entered into as of the 22nd day of December, 2006 (the “Effective Date”) by and between BG Medicine, Inc., a corporation having offices at 610 N. Lincoln Street, Waltham, Massachusetts 02451 (“BGM”) and Philips Medical Systems Nederland B.V. a company having offices at Veenpluis 4-6, 5684 PC Best, the Netherlands (“Philips” and “Participant”); each of Participant and BGM are sometimes referred to individually as a “Party” and collectively as the “Parties”).

WHEREAS, BGM and Philips intend to collectively design and conduct a number of activities (the “HRP Initiative”) in order to advance the understanding, recognition and management of High Risk Plaque for the benefit of all stakeholders in the healthcare system as described in the form of Program Outline to be attached hereto as Exhibit A-1 (the “HRP Program, as further defined below”); and

WHEREAS, BGM will administer, coordinate and implement the HRP Program; and

WHEREAS, Participant desires to sponsor the HRP Initiative and to obtain access to the data generated in the performance of the HRP Initiative, and a non-exclusive license under certain intellectual property rights, as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows.

1. Definitions. Capitalized terms used herein shall have the definition provided in the introductory paragraph or recitals above, or the definition provided below, as applicable.

“Affiliate” means any corporation, firm, partnership or other entity which directly or indirectly controls or is controlled by or is under common control with a Party. For purposes of this definition, “control” means ownership, directly or through one or more Affiliates, of (a) fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, (b) fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or (c) any other arrangement whereby a Party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity.

“Confidential Information” means confidential scientific, business, or financial information provided by one Party or other sponsor of the HRP Initiative (a “disclosing Party”) to any other Party or other sponsor of the HRP Initiative (a “receiving Party”) pursuant to this Agreement; provided, that, Confidential Information does not include:

(a)	information that is or becomes publicly known or that is or becomes available from public sources;

(b)	information that is already known by the receiving Party, or information that is independently created or compiled by the receiving Party without reference to or use of the provided information; or

(c)	information that relates to potential hazards or cautionary warnings associated with the production, handling, or use of the subject matter of the HRP Program; or

(d)	information that is provided to the receiving Party by a third party who is not bound by obligations of confidentiality to the disclosing Party.

“Data” means all data first produced in the performance of the HRP Initiative as described in the HRP Program.

“Participant Proprietary Product” means any drug compound or medical device controlled by Participant. For purposes of this definition, “control” means the possession by Participant of (a) a 50% or more ownership interest in a drug compound or medical device or (b) a licensing interest that permits Participant to exclusively develop, manufacture and sell such drug compound or medical device in some or all indications, uses and countries.

“Project Invention” shall have the definition provided in Section 5.2.

“Reports” shall have the definition provided in Section 4.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

“HRP Program” means a written plan describing the activities to be carried out in support of the HRP Initiative, as such written plan may be amended, modified or updated. Each HRP Program shall include the resource requirements of, and budget applicable to, the conduct of each HRP Program. The initial HRP Program shall be developed by the SPB and approved by the JSC within sixty (60) days of the Effective Date and attached hereto as Exhibit A-1 and each additional HRP Program shall be developed by the SPB and approved by the JSC prior to the initiation of any Program Activities with respect to each such HRP Program and attached hereto as addendums to Exhibit A.

“Program Activity” means the activities to be conducted as part of the HRP Initiative as described in the applicable HRP Program.

“Scientific Program Board” or “SPB” means the scientific advisory board comprised of academic experts in applicable fields, representatives of BGM, Participant, and other sponsors of the HRP Initiative that are approved by the JSC, as further described in Section 3.2.

“Joint Steering Committee” or the “JSC” means the joint steering committee comprised of those representatives of BGM, Participant, and other sponsors of the HRP Initiative, as further described in Section 3.1.

“Third Party Contractor” means any third party contract research organization, research laboratory or similar entity engaged by Participant to perform development services with respect to any Participant Proprietary Product.

2. HRP Initiative.

2.1 Performance of HRP Initiative. BGM shall coordinate, administer and execute the HRP Initiative as provided in the HRP Program. The HRP Initiative shall be implemented through the conduct by BGM of Program Activities, each of which will be described in the HRP Program and/or in amendments thereto.

2.2 HRP Program; Amendments. Within sixty (60) days of the Effective Date the initial HRP Program shall be prepared by the SPB, approved by the JSC and attached hereto as Exhibit A-1. Any changes to the HRP Program shall be prepared by the SPB and approved by the JSC in accordance with Section 3.1 below.

2.3 Additional Participants. Excluding BGM, the HRP Initiative shall have no less than two (2) sponsors (including Participant). BGM will actively recruit additional participants (“Subsequent Participants”) until a total of five (5) Participants have executed participation agreements. To join the HRP Initiative, Subsequent Participants shall execute participation agreements including substantially the same terms set forth in this Agreement. Subsequent Participants must execute participation agreements joining the HRP Initiative prior to 12/31/2007; Thereafter, Subsequent Participants shall only be permitted to join the HRP Initiative with the consent of at least two-thirds of the JSC. Any terms of a Subsequent Participant’s agreement materially different from this Agreement shall be approved in writing by the JSC, in addition to any approval process by which BGM is obligated, such approval not to be unreasonably withheld.

2.4 Open Technology. In order to promote widespread availability and adoption of imaging technology inventions arising from the HRP Initiative that are specific to imaging technology equipment, and their applications to various types of imaging equipment, these imaging technology equipment inventions and applications resulting from Philips’ use of the Project Inventions shall be made available, under customary multi-vendor terms and polices to GE, Siemens and any other established manufacturer of proprietary imaging equipment who possesses the appropriate level of know-how and experience to implement new technology arising from the HRP Initiative.

3. Governance

3.1. Joint Steering Committee.

(a) Formation; Responsibilities. As soon as practicable after the Effective Date, the Joint Steering Committee shall be formed to (i) oversee the overall conduct and progress of the HRP Initiative; (ii) establish such additional committees as may be necessary to achieve the objectives of the HRP Initiative and, to the extent so established, approve the governing procedures applicable thereto; (iii) finalize and approve each Program Activity (including all budgets and work plans included therein) and/or

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

each amendment to any HRP Program proposed by the SPB; (iv) make all decisions with respect to the initiation and performance of any Program Activity and the application of funds to such Program Activity; (v) approve all press releases related to the HRP Initiative; (vi) review and approve all patent filings to be made covering any Project Inventions; (vii) provide a forum for the resolution of disputes among the Parties with respect to the HRP Initiative; (viii) negotiate, and if desirable, grant commercialization rights to the Data and Project Inventions; (ix) if necessary, dissolve the SPB; and (x) approve, and if necessary, replace or discharge the Co-Chairs of the SPB.

(b) Designation of Representatives. BGM and each Participant shall have the right to designate one (1) member to serve on the JSC. Participant shall provide written notice to BGM of the name of such member promptly after the Effective Date. Unless otherwise agreed by the Parties, (i) the Co-chairs of the SPB shall be non-voting members of the JSC; (ii) the representatives of BGM and Philips on the JSC shall be the Co-Chairs of the JSC and (iii) the representative of BGM on the JSC shall serve as Secretary to the JSC. Each Party shall have the right at any time to substitute individuals, on a permanent or temporary basis, for any of its previously designated representatives to the JSC by giving written notice to the other Party.

(c) Meetings. The JSC shall establish a schedule of times for regular meetings, taking into account, without limitation, the planning needs of the HRP Initiative and the responsibilities of the JSC. The Secretary shall have the responsibility for preparing and circulating to each JSC member an agenda for each JSC meeting not later than one (1) week prior to such meeting. The JSC shall meet not less than once per calendar quarter or at such other intervals as it deems appropriate. The Secretary shall give all members of the JSC proper and timely notice of any meeting to be held. Meetings of the JSC may be held in person or by teleconference or videoconference. Upon prior request by any member of the JSC, any JSC meeting may be conducted excluding the Co-chairs of the SPB.

(d) Quorum. At each JSC meeting, (i) the presence of at least a majority of the JSC members shall constitute a quorum and (ii) each member who is present shall have one vote on all matters before the JSC at such meeting. All decisions of the JSC shall be made by vote or written consent of the majority of all members. In the event that the JSC is unable to resolve any matter before it for consideration, such matter shall be resolved in accordance with Section 3.1(f).

(e) Minutes; Updates. The JSC shall keep minutes of its meetings that record all decisions and all actions recommended or taken in reasonable detail. Drafts of the minutes of each meeting, as well as an update on the status of all Program Activities, shall be prepared and circulated to the members of the JSC by the Secretary within a reasonable time, not to exceed ten (10) business days, after the meeting. Each member of the JSC shall have the opportunity to provide comments on the draft minutes. Draft minutes shall be approved or disapproved (and, in case of the latter, revised) as soon as practicable. Upon approval, final minutes of each meeting shall be circulated to the members of the JSC by the Secretary.

(f) Dispute Resolution. The JSC members shall use reasonable efforts to reach agreement on any and all matters presented to it. In the event that, despite such reasonable efforts, the agreement on a particular matter cannot be reached by the JSC in accordance with Section 3.1(d) within ten (10) days after the JSC first meets to consider such matter (each such matter, a “Disputed Matter”), then the JSC shall abandon consideration of the Disputed Matter and the subject matter of the Disputed Matter shall not be implemented.

3.2 Scientific Program Board.

(a) Formation; Responsibilities. As soon as practicable after the Effective Date, the Scientific Program Board shall be formed to (i) provide advice on the direction and performance of the Program Activities that make up the HRP Initiative; (ii) propose and design Program Activities for submission to and the approval of the JSC; (iii) propose such additional scientific subcommittees as may be necessary to achieve the objectives of any Program Activity for submission to and the approval of the JSC; (iv) identify any public disclosure needs related to the HRP Initiative and develop scientific disclosure and publication materials for approval by the JSC; and (v) review and present to the JSC all Project Inventions. The SPB shall use

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

reasonable efforts to reach agreement on any and all matters; provided, that, in the event that the SPB is unable to resolve any matter before it, such matter shall be referred to the JSC for resolution. BGM shall give good faith consideration to the advice of the SPB with respect to the conduct of all Program Activities; provided, that BGM shall at all times adhere to the requirements of the HRP Program in the performance of the HRP Initiative.

(b) Designation of Representatives. The JSC shall appoint the Co-Chairs and Secretary of the SPB, which shall consist of scientific and academic leaders in the field of High Risk Plaque, scientists from Participant companies and/or individuals with expertise in other selected fields indirectly related to the High Risk Plaque Field such as patient advocacy, medical specialty, payors or the federal government. Additional members of the SPB may be nominated by the SPB or by members of the JSC. The SPB shall approve new members or remove its members by a majority vote. In addition, after approval by the SPB, new members of the SPB employed by for-profit corporations which are not sponsors of the HRP Initiative must be approved by the JSC. The JSC shall decide the maximum number of SPB members. The JSC may remove the Co-Chairs of the SPB or dissolve the entire SPB at any time by majority vote with or without cause.

(c) Meetings. The SPB shall establish a schedule of times for regular meetings, taking into account, without limitation, the planning needs of the HRP Initiative and the responsibilities of the SPB. The Secretary shall have the responsibility for preparing and circulating to each SPB member an agenda for each SPB meeting not later than one (1) week prior to such meeting. The SPB shall meet not less than once per calendar quarter or at such other intervals as it deems appropriate. The SPB shall give all members of the SPB proper and timely notice of any meeting to be held. Meetings of the SPB may be held in person or by teleconference or videoconference.

(d) Quorum. At each SPB meeting, (i) the presence of a majority of the SPB members shall constitute a quorum and (ii) each member who is present shall have one vote on all matters before the SPB at such meeting. All decisions of the SPB shall be made by vote or written consent by the majority of all members.

(e) Minutes; Updates. The SPB shall keep minutes of its meetings that record all decisions and all actions recommended or taken in reasonable detail. Drafts of the minutes of each meeting, as well as an update on the status of all Program Activities, shall be prepared and circulated to the members of the SPB and JSC by the Secretary within a reasonable time, not to exceed ten (10) business days, after the meeting. Each member of the SPB shall have the opportunity to provide comments on the draft minutes. Draft minutes shall be approved or disapproved (and, in the case of the latter, revised) as soon as practicable. Upon approval, final minutes of each meeting shall be circulated to the members of the SPB by the Secretary.

3.3 Initiative Manager.

(a) Designation. As soon as practicable after the Effective Date, BGM shall recruit and supervise a person who shall oversee the day-to-day conduct of the Program Activities (the “Initiative Manager”). If requested by the SPB or JSC Co-chairs, the Initiative Manager may attend all meetings of the JSC and the SPB, as the case may be, as a non-voting participant.

(b) Responsibilities. The Initiative Manager shall be responsible for (i) planning, coordinating and managing the conduct of the Program Activities; (ii) performing such tasks in support of the HRP Initiative as may be requested by the JSC.

4. Reports; Access to Data and Material; Confidentiality; Publication.

4.1 Reports; Data. BGM shall provide the SPB with copies of all written reports (collectively, the “Reports”) that are prepared by it in connection with the conduct of any Program Activity within four (4) months following the completion of a Program Activity or termination of the HRP Initiative. BGM shall also provide each Participant with copies of electronic files containing the Data as soon as practicable following analysis and reporting of a Program Activity.

4.2 Material. When possible, studies will be designed to provide extra materials for distribution to Participant and, if requested by such party, the other sponsors. BGM shall provide Participant with aliquots of such materials collected and/or created during the HRP Initiative (“HRP Materials”). Participant may use the HRP Materials for research, drug discovery and development purposes without further obligation to BGM or any other sponsor of the HRP Initiative.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

4.3 Confidentiality. Participant, BGM and the other sponsors shall not disclose any Confidential Information received in connection with this Agreement, or the contents of any Reports (including without limitation, any Data) to any third party except for its Affiliates and its collaborators or advisors that are bound by terms of confidentiality no less strict than those set forth herein, during the term of this Agreement and for a period of ten (10) years after the date of expiration or termination of this Agreement without the prior written consent of, during the term of this Agreement, the JSC, and after the term of this Agreement, a majority of BGM, Participant and the other sponsors of the HRP Initiative.

This Agreement shall not restrict Participant, BGM or any other sponsor from complying with a lawfully issued governmental order or legal requirement, including the obligation to report adverse drug experiences to competent regulatory authorities, to produce or disclose Confidential Information; provided, however, that Participant, BGM or any other sponsor, as applicable, shall promptly notify the party having disclosed Confidential Information to enable such party to oppose the order or obtain a protective order and Participant, BGM or any other sponsor, as applicable, shall cooperate fully with the disclosing party in any such proceeding.

4.4 Publication. All publications or public presentations of the Data shall be prepared or approved by the SPB, subjected to peer review in accord with prevailing scientific custom. The SPB shall provide the JSC with copies of any such publication or public presentation thirty (30) days prior to publication or public release.

5. IP Ownership; License Grants.

5.1 Ownership; Patent Filings. Subject to the rights granted to Participant and the other sponsors hereunder, all Project Inventions and Data shall be owned by BGM. Philips, as an agent for BGM may at its own discretion be responsible for the preparation, filing, prosecution and maintenance of patents and patent applications covering Project Inventions. If Philips elects not to carry out such responsibility itself, BGM shall take on the responsibility and Philips shall assist BGM in identifying a suitable intellectual property agent after which BGM will engage the agent. The charges of such agent shall be to the HRP Initiative. BGM shall (a) provide the JSC with copies of all patent applications to be filed hereunder for Project Inventions in sufficient time to allow for review and comment by the JSC; (b) consult with the JSC regarding the filing and contents of any such application; and (c) take into consideration in good faith the advice and suggestions of the JSC in connection with such filing. Following expiration of the term of this Agreement what is stated regarding the JSC in this Section 5.1 shall instead apply to Participant and other sponsors of the HRP Initiative. In the event Participant terminates this Agreement prior to its expiration, what is stated regarding the JSC in this Section 5.1 shall for the purpose of this Section 5.1 include Participant as well.

5.2 License Grant. BGM hereby grants to Participant a non-exclusive, perpetual, royalty-free, worldwide license under all intellectual property rights that claim any Data and all inventions or discoveries made by BGM, whether alone or jointly with any third party (a) in the performance of HRP Initiative in accordance with the HRP Program or (b) on and after the termination or expiration of this Agreement as a direct result of BGM’s use of the Data (collectively, “Project Inventions”), for use by Participant and its Affiliates for any and all purposes in their regular course of business; provided that neither Participant, BGM or any other sponsor may sell or, except as provided in Section 5.3, sublicense the Data and Project Inventions.

The JSC may negotiate and, if desirable, direct BGM to, and BGM shall, as directed by the JSC, grant licenses to sell or sublicense the Data and Project Inventions. All proceeds of any such license shall be used in furtherance of the HRP Initiative or, after the term of this Agreement, be distributed evenly between BGM, Participant and the other sponsors. BGM shall not grant any licenses or other intellectual property rights in or to the Project Inventions and/or Data except as explicitly set forth in this Section 5.2.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

5.3 Use of Data. For avoidance of doubt, Participant and its Affiliates shall be permitted to further analyze the Data, to combine the Data with its own data, and to use the Data for its internal purposes; provided, that, Participant and its Affiliates shall not publish any Data. Participant and its Affiliates may use the Data in, and in support of, patent applications being submitted by or on behalf of Participant or its Affiliates. Participant shall have the right to sublicense to its Affiliates and Third Party Contractors the rights and licenses granted to it under this Section 5.3 solely for the purpose of having any such Affiliate and/or Third Party Contractor perform services with respect to one or more Participant Proprietary Products; provided, that, it shall be a condition of any such sublicense that such Affiliate and Third Party Contractor agrees to be bound by all of the applicable terms and conditions of this Agreement (including without limitation Section 4). If Participant grants any such sublicense to its Affiliates and/or Third Party Contractors, Participant shall be deemed to have guaranteed that such Affiliate or Third Party Contractor will fulfill all of Participant’s obligations under this Agreement. No other rights or licenses are granted hereunder, by implication or otherwise. Participant shall own all results, data and intellectual property developed or discovered through its use of the Data and Project Inventions without further obligation to BGM or the other sponsors of the HRP Initiative.

6. Participation Payment.

6.1 Payment. Participant shall contribute a total of five million dollars (US$5,000,000), of which [***] dollars (US$[***]) shall be paid in cash, and the remainder will be contributed in in-kind contributions by Participant to the HRP Program in the period 2006-2009. Participant shall pay BGM [***] dollars (US$[***]) in [***] (such amount, the “First Participation Payment”). Participant shall pay BGM [***] dollars (US$[***]) in [***] (such amount, the “Final Participation Payment”) (the First Participation Payment and Final Participation Payment together the “Participation Payments”). In-kind contributions may, amongst others, be provided in the form of loans of necessary imaging equipment for the HRP program activities, internal and external time and materials expenses incurred by Philips for providing technical support to the HRP program, adaptations and customizations of imaging equipment and development and validation of image processing methods for plaque recognition and characterization. Philips in-kind contributions will be valued at reasonable and customary industry rates and equipment cost will be valued at average US institutional equipment lease price. Philips will provide budget estimates for in-kind contributions for Program Activities upon request by the Alliance Manager. In-kind contributions for Program Activities will be detailed in the HRP Program budget that is subject to JSC approval. Cash payments shall be made in accordance with wire transfer instructions to be provided by BGM. All payments made pursuant to this Section 6.1 shall be maintained by BGM in a dedicated account, which shall be kept separate from, and not commingled with, any other funds.

6.2 Use of Funds. The Participation Payments shall be used solely to perform the HRP Initiative. In the event that the Participation Payments, when aggregated with payments received from other sponsors, are insufficient to fund the HRP Initiative as set forth in the budget included as part of a HRP Program (including as the same may be amended in accordance with this Agreement), then the JSC shall promptly meet to devise alternative plans, such as scaling back the HRP Initiative and/or identifying one or more alternative sources of funds; provided, that, if Participant does not consent to an alternative plan or the obtaining of such alternative funds, then this Agreement shall be subject to termination by Participant on thirty (30) days notice to BGM from the date the proposal concerned was being presented to Participant and the Participation Payments made by such Participant shall be refunded to Participant to the extent and as provided in Section 7.

7. Term; Termination.

7.1 Term. This Agreement shall commence on the Effective Date and expire on the first to occur of: (i) the completion of the HRP Initiative and (ii) the fifth anniversary of the Effective Date.

7.2 Termination. This Agreement is subject to early termination by Participant (i) as provided in Section 6.2; or (ii) at its discretion at any time following twelve (12) months of the Effective Date by giving thirty (30) days written notice.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

The JSC may terminate this Agreement and the HRP Initiative by majority vote for any or no reason. Termination by the JSC will become effective immediately after approval by the committee.

7.3 Effect of Termination; Survival. Upon any termination of this Agreement, any portion of the Participation Payments made by a Participant which has not been spent in performance of the HRP Initiative, after deducting amounts committed for non-cancelable commitments, shall be promptly refunded by BGM to Participant. The rights and obligations of the Parties set forth in Sections 1, 4, 5, 7 and 8 shall survive the termination or expiration of this Agreement; provided, however, that notwithstanding Section 5.2, in case Participant terminates the Agreement in accordance with Section 7.2 (ii) the survival under Section 5 will be regarding such rights and obligations as they were on the effective date of such termination.

8. Miscellaneous.

8.1. NO WARRANTIES. EXCEPT AS SPECIFICALLY STATED HEREIN, THE PARTIES MAKE NO EXPRESS OR IMPLIED WARRANTY AS TO ANY MATTER WHATSOEVER, INCLUDING THE CONDITIONS OF THE RESEARCH OR ANY INVENTION, MATERIAL, OR DATA, WHETHER TANGIBLE OR INTANGIBLE, MADE OR DEVELOPED UNDER OR OUTSIDE THE SCOPE OF THIS AGREEMENT OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF ANY INVENTION, DATA OR MATERIAL, OR THAT A TECHNOLOGY UTILIZED BY A PARTY IN THE PERFORMANCE OF THE HRP PROGRAM DOES NOT INFRINGE ANY THIRD-PARTY PATENT RIGHTS.

8.2. Indemnification and Liability. Participant agrees to hold BGM (“Indemnitee”), and each of its respective officers, directors, employees and agents, harmless and to indemnify Indemnitee for all liabilities, demands, damages, expenses and losses (“Losses”) arising out of the use by Participant of the Data and/or the Project Inventions, for any purpose; provided, however, that such indemnification shall not be provided to Indemnitee for a Losses to the extent such Losses arises out of: (i) a breach of this Agreement by Indemnitee, (ii) a deviation from the HRP Program by Indemnitee, or (iii) the negligence or willful misconduct of Indemnitee.

At its option, Participant may assume the defence of any claim by a third party for which indemnity is sought by Indmenitee hereunder, by giving written notice to the Indemnified Party.

Indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, any claim by a third party for which indemnity is sought by Indmenitee hereunder without the prior written consent of Participant.

8.3. Governing Law. The construction, validity, performance and effect of this Agreement will be governed by the laws of the State of New York without regard to provisions relating to conflicts of laws. Any dispute arising out of or relating to this Agreement shall be addressed amicably in accordance with Section 3.1(f). In the event a resolution to the dispute cannot be obtained, the dispute shall be resolved through arbitration before three (3) arbitrators. Such arbitration shall take place in New York City, NY and shall proceed in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”) and the laws of the state of New York without regard to the provisions thereof concerning conflict of laws.

8.4. Waivers. None of the provisions of this Agreement will be considered waived by any Party unless a waiver is given in writing to the other Party. The failure of a Party to insist upon strict performance of any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law, will not be deemed a waiver of any rights of any Party.

8.5. Amendments. This Agreement shall only be amended by a written amendment signed by BGM and Participant.

8.6. Assignment. Neither this Agreement nor any rights or obligations of any Party hereunder will be assigned or otherwise transferred by either Party without the prior written consent of the other Party.

8.7. Notices. All notices pertaining to or required by this Agreement will be in writing, signed by an authorized representative of the

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

notifying Party, and delivered by first class, registered, or certified mail, or by an express/overnight commercial delivery service, prepaid and properly addressed to the other party at the address set forth above, or to any other address designated in writing by the other Party. Notices to BGM shall be directed to “President;” notices to Philips shall be delivered to Vice President Strategy; Philips Medical Systems. Notices will be considered timely if received on or before the established deadline date or sent on or before the deadline date as verifiable by U.S. Postal Service postmark or dated receipt from a commercial carrier. Any Party may change its address by notice given to the other Party in the manner set forth above.

8.8. Use of Name; Press Releases. Participant shall not issue any press releases, or make other public statements, that include reference or rely upon the Data or the HRP Program without the prior written consent of the JSC. The JSC shall approve and issue all press releases related to the HRP Initiative. Notwithstanding the foregoing, BGM, Philips and Participant shall each have the right to publicize Participant’s support of the HRP Initiative.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

BG Medicine, Inc.

By:	/s/ Pieter Muntendam
Name:	Pieter Muntendam
Title:	President

Philips Medical Systems Nederland, B.V.		Philips Medical Systems Nederland, B.V.

By:	/s/ R.M.M. Fonville	By:	/s/ W. Vuisting
Name:	R.M.M. Fonville	Name:	W. Vuisting
Title:	SVP, Philips Medical Systems	Title:	SVP, Philips Medical Systems
Date:	29-01-2007	Date:	30-01-2007

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit A-1

HRP Program – Version 0.4

Background

The HRP Program is a pre-competitive multi-year program that encompasses original research and other activities to support the development of a novel clinical paradigm for high-risk plaque.

The program is governed by a Joint Steering Committee (JSC) and Scientific Program Board as outlined in the Participation Agreement.

The JSC is responsible for the development of the initial HRP Program and its subsequent expansions and modifications.

The following studies are in various stages of design and planning as authorized by the JSC. None of the studies and the corresponding study budgets have been approved by JSC and all activities listed here are subject to SPB review and JSC review and approval.

Current Program Outline

Title:	Biomarker Discovery of High-Risk Patient
Partner:	Duke University Medical School, NC, USA
Objective:	Identification of biomarkers that correspond to an increased risk for coronary events
Design:	Case-control study using specimen from CATHGEN biobank
Start:	Jan 2007

Title:	Systems Biology of Human Carotid Plaque
Partner:	CARIM – Univ. of Maastricht, The Netherlands
Objective:	Identification of plaque biomarkers of human plaque
Design:	Comparative systems analysis involving two high-risk plaque types
Start:	Oct 2006 (method development); May 2007 (full study)

Title:	BioImage Study
Partner:	Humana, Univ. of Miami
Objective:	Identification of plasma and imaging biomarkers with superior characteristics than Framingham Risk Score
Design:	Prospective outcomes study in at-risk volunteers recruited from health insurance plan with monitoring of three-year event-rates
Start:	May 2007

Title:	BioIvus Study
Partner:	EMC, Rotterdam, The Netherlands
Objective:	Comparison of non-invasive BioImage imaging methods with IVUS (including palpograpgy and virtual histology)
Design:	Prospective non-comparative study in patients involving
Start:	March 2007

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

A-1

Title:	Translational Study on Gottingen Mini-Pig
Partner:	Aarhus University, Denmark
Objective:	Translational study on coronary plaque of 3 year-old mini-pig fed a high-cholesterol diet to determine suitability for human imaging method development or pre-clinical testing of interventions
Design:	Post-mortem study on existing herd of mini-pigs that were fed a high-cholesterol diet for three years.
Start:	April 2007

Title:	Regulatory Framework
Partner:	Covington & Burling, DC, USA
Objective:	Define a regulatory framework for diagnostic and therapeutic products for high-risk plaque
Design:	n.a.
Start:	October 2006

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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